EXHIBIT 1.A.5(g)

               [LIFE INVESTORS INSURANCE COMPANY OF AMERICA LOGO]
                   LIFE INVESTORS INSURANCE COMPANY OF AMERICA
    Home Office located at: 4333 Edgewood Road N.E., Cedar Rapids, Iowa 52499

                                 A Stock Company
                  (Hereafter called the Company, we, our or us)

                        INCOME REPLACEMENT BENEFIT RIDER

This extra benefit rider, attached to and made a part of the policy, provides a monthly benefit for a period of 20 years to the beneficiary upon receipt of due proof of death of the Insured.

We agree to pay the monthly benefit to your beneficiary when we receive due proof at our Home Office of the following:

1.       That the Insured's death occurred while this rider was in force.

2.       That the Insured's death occurred before the expiry date of this rider.

INSURED
The Insured is the person shown as the Insured on page 3.

EXPIRY DATE
The expiry date means the rider date following the Insured's 95th birthday.

AMOUNT OF BENEFIT
We will pay the monthly benefit, which is specified on page 3, for a period of 20 years to your beneficiary upon receipt of due proof of death of the Insured. At the end of 20 years, we will pay a lump sum death benefit of 100 times the monthly benefit.

If the beneficiary dies prior to the payment of full benefits under this rider, any remaining proceeds will be paid to their beneficiary over the remaining period. If no beneficiary has been designated by you or if the designated beneficiary does not survive you, any remaining proceeds will be paid to the first of the following classes of successive preference beneficiaries of which a member survives you: (a) you; (b) your spouse; (c) your children, including legally adopted children, but not step children; (d) your parents; (e) your brothers and sisters; (f) your estate.

In determining such person or persons, we may rely upon an affidavit by a member of any of the classes of preference beneficiaries. Payment based upon such affidavit shall be full acquittance unless, before such payment is made, we have received at our Home Office written notice of a valid claim by some other person.

If two or more persons become entitled to benefits as preference beneficiaries, they shall share equally. Any benefits payable to a minor may be paid to the legally appointed guardian of the minor's estate. This amount is payable in addition to the proceeds payable under the policy.

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TERMINATION
This rider will terminate on the earliest of the following dates:

1.       The expiry date of this rider.

2.       The date the policy terminates.

3.       The date the rider or policy lapses for failure to pay a premium.

4.       The death of the Insured.

5. The date a Nonforfeiture Option under the policy, if any, becomes effective.

You may terminate this rider by written request. Our acceptance of a premium for any period after the date of termination of this rider shall create no liability for us, nor will it constitute a waiver of the termination. Any premium which has been accepted by us will be refunded.

THE CONTRACT
In this rider "policy" means the policy in which you have requested that this rider be included. "Page 3" means page 3 of the policy.

If a waiver of premium or waiver of monthly deductions rider is included in the policy, that rider will also apply to this rider.

This rider is a part of the policy. All provisions of the policy which are not inconsistent with the provisions of this rider apply to this rider. All definitions of the policy which are not inconsistent with the definitions of this rider apply to this rider.

CONVERSION PRIVILEGE This rider is not convertable.

RIDER DATE
Rider months, years and anniversaries are measured from the rider date. The rider date is the policy date unless a different rider date is shown in an endorsement attached to the policy. When used in the rider, "effective date" means the rider date.

INCONTESTABILITY
This rider is subject to the Incontestability provisions of the policy. However, the contestable period shall as far as this rider is concerned, be measured from the date of issue of this rider.

NON-PARTICIPATION
This rider will not share in our surplus earnings.

BASIS OF COMPUTATION
We use the Male and Female 1980 CSO, (S or NS), Age Last Birthday. Reserves are not less than the required minimum reserves.

PREMIUMS
This rider is issued in consideration of the application and payment of premiums as provided.

         - The amount of premium and the premium paying period for this rider are shown on Page 3 of this rider.

         - Payment on any premiums for this rider will not create or increase any cash, loan, paid-up, or extend term insurance value, if any, or dividend, if any, under the policy.

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                       GUARANTEED MAXIMUM PREMIUM SCHEDULE
                       ANNUAL PREMIUMS FOR RIDER BENEFITS

Policy Number:  110 01 SAMPLE
Issue Age  35/  Male
Tobacco
                                TOTAL                                  TOTAL
POLICY        ANNUAL           ANNUAL      POLICY    ANNUAL            ANNUAL
 YEAR        PREMIUM          PREMIUM       YEAR    PREMIUM           PREMIUM

  1           240.00           240.00        31     9,245.00         94,531.00
  2           240.00           480.00        32    10,080.00        104,611.00
  3           240.00           720.00        33    10,958.00        115,569.00
  4           240.00           960.00        34    11,858.00        127,427.00
  5           240.00         1,200.00        35    12,816.00        140,243.00
  6           240.00         1,440.00        36    13,878.00        154,121.00
  7           240.00         1,680.00        37    15,053.00        169,174.00
  8           240.00         1,920.00        38    16,387.00        185,561.00
  9           240.00         2,160.00        39    17,888.00        203,449.00
 10           240.00         2,400.00        40    19,526.00        222,975.00
 11         1,598.00         3,998.00        41    21,339.00        244,314.00
 12         1,739.00         5,737.00        42    23,785.00        268,099.00
 13         1,895.00         7,632.00        43    26,348.00        294,447.00
 14         2,057.00         9,689.00        44    29,003.00        323,450.00
 15         2,241.00        11,930.00        45    31,799.00        355,249.00
 16         2,419.00        14,349.00        46    34,844.00        390,093.00
 17         2,660.00        17,009.00        47    37,647.00        427,740.00
 18         2,907.00        19,916.00        48    40,770.00        468,510.00
 19         3,195.00        23,111.00        49    44,240.00        512,750.00
 20         3,515.00        26,626.00        50    47,941.00        560,691.00
 21         3,857.00        30,483.00        51    51,768.00        612,459.00
 22         4,226.00        34,709.00        52    55,206.00        667,665.00
 23         4,608.00        39,317.00        53    58,561.00        726,226.00
 24         5,018.00        44,335.00        54    62,219.00        788,445.00
 25         5,438.00        49,773.00        55    65,828.00        854,273.00
 26         5,909.00        55,682.00        56    69,444.00        923,717.00
 27         6,435.00        62,117.00        57    73,141.00        996,858.00
 28         7,029.00        69,146.00        58    77,065.00      1,073,923.00
 29         7,700.00        76,846.00        59    82,107.00      1,156,030.00
 30         8,440.00        85,286.00        60    88,601.00      1,244,631.00

                        Signed for us at our home office.

           [Secretary Signature]              [President Signature]
               SECRETARY                           PRESIDENT
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